Exhibit 99.1

ICON Income Fund Eight A L.P.
2008 Year End Liquidation Update

This update covers the year 2008 and is intended to give registered representatives and their investors in ICON Income Fund Eight A L.P. (“Eight A”) a description of Eight A’s activities for the year and an outlook for the future.  As a fund manager, ICON Capital Corp. actively and prudently manages Eight A’s portfolio to yield the best possible return to investors.  As a public program, Eight A has reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission.  These important disclosure documents provide comprehensive required information; however, it is here that we try to summarize the information contained in those documents to give you a better overview of what is going on in Eight A.

There were two investments that matured in 2008, and these dispositions are discussed below.  Also below is a summary of the remaining material asset in Eight A’s portfolio.

$1,997,000 Investment in Equipment Leased to Rowan Companies, Inc.

The Equipment:  One Class 116-C Mobile Offshore Jack-Up Drilling Rig known as the “Rowan Cecil Provine”, built in 1982 by Marathon LeTourneau at a cost of $66,500,000.

Investment:  In March 2000, Eight A purchased a 25% interest in the residual value of the rig for $1,997,000. In the event of a sale of the vessel, the owners of the other 75% interest were to receive 100% of the first $7.5 million of proceeds, after which Eight A was to receive  50% of the next $7.5 million of proceeds.  Eight A would then be  entitled to receive 25% of any residual proceeds in excess thereof.

Outcome:  In July 2008, the rig was sold to an unaffiliated third party.  Eight A received approximately $29,600,000 on this investment from sale proceeds.

$4,040,000 Investment in Equipment Leased to Playcore Holdings, Inc. and its Subsidiaries

The Equipment:  The equipment comprised substantially all of Playcore’s production capability. The main items were a CNC Bending Machine and three Roto Mold Machines. The CNC Bending Machine bends and shapes raw materials into individual components that make up Playcore products. The Roto Mold Machines have a similar function, producing plastic moldings by forcing plastic into an existing mold through the use of centrifugal force.  Both types of machines have estimated useful lives remaining beyond 10 years.

Investment:  In December 2005, Eight A purchased the equipment for $4,040,000, which was governed by a Master Lease Agreement. The lease had two schedules both with a term of 36 months from the base term commencement date, January 1, 2006. The monthly rental amount was $134,000. Through December 31, 2008, the customer paid $5,024,000.

Outcome:  In December 2008, Playcore exercised its purchase option in accordance with the Master Lease Agreement and acquired the equipment for $200,000.  Eight A received a total of approximately $5,200,000 on this investment through rental payments and sale proceeds.

Current Portfolio

Eight A’s equipment portfolio is comprised of the following material asset.

$2,000,000 Investment in Equipment Leased to Global Crossing Telecommunications, Inc.

The Lessee:  Global Crossing Telecommunications, Inc. (“Global Crossing”) provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services.  More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment:  Various, innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  In December 2005, Eight A, in a joint venture with two of its affiliates, ICON Income Fund Ten, LLC and ICON Leasing Fund Eleven, LLC, invested $2,000,000 in equipment subject to a 48-month lease with Global Crossing. Eight A has a 7.99% ownership in the equipment and is entitled to 7.99% of the total monthly rental amount of $615,479 along with any renewal rent that may be collected.

Expected Future Proceeds from Investment:  $980,000 - $1,100,000

Outlook:  The equipment is considered to be state-of-the-art and is completely integrated into Global Crossing’s international fiber optic network. Therefore, this equipment is expected to remain in place for a number of years beyond the base term expiry. In addition, it is projected that the number of homes and businesses utilizing VoIP services are expected to increase ten-fold by the year 2009.

The following chart depicts the net position of Eight A’s material asset as of year end 2008.

Expected Future Proceeds From Investment
Lessee	Low	High
Global Crossing	$980,000	$1,100,000

Total Proceeds Expected	$980,000	$1,100,000

Approximate No. of Units Outstanding at 12/31/08	735,092	735,092

Estimated Net Value Per Unit	$1.33	$1.50

Conclusion
This past year marked the seventh anniversary of the tragic events of September 11, 2001.  While the country and its economy recovered nicely from that time until the current recession, the economic malaise that followed September 11th provided a challenging environment for Eight A with respect to making reinvestments and realizing returns on its investments and, notwithstanding the success of several deals that were consummated, such as the investment in the Cecil Provine that returned almost $30 million on a $2 million equity investment, Eight A will not reach its original expectations.

The table below illustrates the major airline investments made by Eight A that were impacted by the events of September 11th.  The difference between expected pre-September 11, 2001 value and actual post-September 11 realized value illustrates how and why Eight A will not achieve its original expectations.

Lessee	Acquisition Date	Equity Invested	Anticipated Residual Value	Amount Realized	Shortfall
America West	March 1999	$3,230,625	$5,180,000	$2,699,912	$(2,480,088)
KLM	September 1999	$5,750,628	$18,540,000	$ 0	$(18,540,000)
FedEX	September 1999	$3,783,000	$7,400,000	$4,260,000	$(3,140,000)

Alternatively, in a pre-September 11, 2001 (May 2001) transaction involving an engine leased to American Airlines, Inc., Eight A was able to double the return on its investment in less than two years.  This further illustrates the difference in the value of aviation assets between pre- and post-September 11, 2001 sales.  In short, Eight A, which was only a $75 million offering, suffered a loss of approximately $24 million of anticipated proceeds resulting from the impact of September 11 (as well as the likely reinvestment of earnings thereon).  Nevertheless, due to the performance of some notable transactions that have exceeded original expectations (such as the American Airlines and Cecil Provine investments), Eight A has been able to offset some of these results.

As of December 31, 2008, limited partners that invested in Eight A at its commencement in October 1998 will have received cash distributions of $124.68 for every $100 invested, but later investors will receive a smaller return on their capital invested.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Eight A nor its General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.